                                                                      Exhibit 12

                             Cytec Industries Inc.
               Computation of Ratio of Earnings to Fixed Charges
                         (Dollar amounts in millions)

                                        Three Months      Six Months
                                            Ended           Ended
                                           June 30,        June 30,
                                           --------        --------
                                        1998   1997     1998        1997
                                        ----   ----     ----        ----
Earnings before income taxes           $54.5   $47.1   $106.7       $92.3
Add:
   Interest on indebtedness net of
      capitalized interest               6.7     0.7     13.1         2.4
   Portion of rents representative
      of the interest factor             1.7     1.3      3.4         2.7
                                       -----   -----   ------       -----
Earnings as adjusted                    62.9    49.1    123.2        97.4

Fixed charges:
   Interest on indebtedness              7.3     0.9     13.8         2.7
   Portion of rents representative
       of the interest factor            1.7     1.3      3.4         2.7
                                       -----   -----   ------       -----
Fixed charges                          $ 9.0   $ 2.2   $ 17.2       $ 5.4
                                       -----   -----   ------       -----
Ratio of earnings to fixed charges       7.0    22.3      7.2        18.0
                                       -----   -----   ------       -----
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